Exhibit 99.1

NewStar Financial Announces Change to its Board of Directors

Boston, MA, February 10, 2009 – NewStar Financial, Inc. (NASDAQ: NEWS) announced today that its Board of Directors has appointed Charles N. Bralver to the board effective immediately.

Mr. Bralver is the Senior Associate Dean for International Business and Finance at the Fletcher School at Tufts University, was a founding partner and Vice Chairman of Oliver, Wyman & Co., and has served as a Strategic Advisor at Warburg Pincus, LLC. Mr. Bralver will also serve on the board’s Risk Committee.

“I would like to welcome Chuck and I am pleased to have him as a member of our Board of Directors. NewStar will greatly benefit from the knowledge and experience that Chuck brings to the board” said Tim Conway, Chairman and CEO of NewStar Financial.

About NewStar Financial, Inc.:

NewStar Financial (NASDAQ:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle markets. The Company specializes in providing senior secured debt financing for the acquisition or recapitalization of mid-sized companies and commercial real estate. NewStar originates loans directly through a team of experienced, senior bankers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $20 million and selectively underwrites or arranges larger transactions for syndication to other lenders. NewStar is headquartered in Boston MA and has regional offices in Darien CT, Chicago IL, San Diego CA, and Charleston SC. For more detailed transaction and contact information, please visit our website at www.newstarfin.com.

Corporate Inquiries:

NewStar Financial

Colleen M. Banse

617.848.2502

cbanse@newstarfin.com

NewStar Financial

Brian J. Fischesser

617.848.2512

bfischesser@newstarfin.com